Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP

ORRICK BUILDING
405 HOWARD STREET
SAN FRANCISCO, CA 94105

+1-415-773-5100

orrick.com

July 15, 2025

HomeStreet, Inc.
601 Union Street, Suite 2000
Seattle, WA  98101

Re:	HomeStreet, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to HomeStreet, Inc., a Washington corporation (the “HomeStreet”), in connection with the issuance of 30,865,211 shares (the “Class A Shares”) of Class A common stock, no par value (the “Class A common stock”), and 1,114,449 shares (the “Class B Shares”) of Class B common stock, no par value (the “Class B common stock”), of the Combined Company (defined below) pursuant to that certain Agreement and Plan of Merger, dated March 28, 2025 (the “Merger Agreement”), by and among Mechanics Bank, a California banking corporation (“Mechanics Bank”), HomeStreet, and HomeStreet Bank, a Washington state-chartered commercial bank (“HomeStreet Bank”).  Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), HomeStreet Bank will be merged with and into Mechanics Bank with Mechanics Bank surviving as a subsidiary of HomeStreet, and HomeStreet will be renamed “Mechanics Bancorp” (the “Combined Company”). The offering of the Class A Shares and Class B Shares (collectively, the “Shares”) will be as set forth in the proxy statement/prospectus/consent solicitation statement (the “Proxy Statement/Prospectus”) contained in the Registration Statement on Form S-4, as amended by Amendment No. 1 (as amended, the “Registration Statement”) to be filed on the date hereof by HomeStreet with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined and relied upon (i) copies of the Registration Statement, including the Proxy Statement/Prospectus; (ii) a copy of the Merger Agreement; (iii) a form of Fourth Amended and Restated Articles of Incorporation (the “Amended and Restated Articles”) of the Combined Company and a form of Amended & Restated Bylaws of the Combined Company, both included as exhibits to the Merger Agreement; (iv) certain resolutions of the Board of Directors of HomeStreet relating to the issuance and registration of the Shares, and (v) originals or copies, certified or otherwise, identified to our satisfaction, of such records of HomeStreet, such certificates of public officials, officers of HomeStreet and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the purpose of rendering our opinions set forth below.

In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) all documents filed as exhibits to the Registration Statement (or exhibits or annexes to exhibits to the Registration Statement) that have not been executed or have been filed as forms will conform to the final forms thereof; (iv) the legal competence of all signatories to such documents; and (v) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, certificates, documents, agreements and instruments we have reviewed.

HomeStreet, Inc.
July 15, 2025

We have also assumed that: (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded at the time the Shares are offered or issued as contemplated by the Registration Statement and the Proxy Statement/Prospectus; (ii) the Proxy Statement/Prospectus describing the Shares offered thereby has been or will have been prepared, delivered and filed with the Commission and will comply with all applicable laws; (iii) the shareholders of HomeStreet and Mechanics Bank, as applicable, will have approved the proposals set forth in the Proxy Statement/Prospectus; (iv) the Merger (as defined in the Merger Agreement) will be consummated in accordance with the provisions of the Merger Agreement as described in the Registration Statement; (v) the Amended and Restated Articles will have been duly filed with, and accepted by, the Secretary of State of the State of Washington; (vi) the Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Proxy Statement/Prospectus; (vii) there shall not have occurred any change in law affecting the legality or enforceability of the issuance or delivery of the Shares; (viii) after the issuance of the Class A Shares offered pursuant to the Registration Statement, the total number of issued shares of Class A common stock, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized shares of Class A common stock available for issuance under the Company’s Amended and Restated Articles as then in effect, and after the issuance of the Class B Shares, the total number of issued shares of Class B common stock, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized shares of Class B common stock available for issuance under the Company’s Amended and Restated Articles as then in effect; and (ix) none of the issuance and delivery of the Shares, nor the compliance by the Combined Company with the terms thereof, will result in the violation of any applicable law, result in a default under or breach of any agreement or instrument binding upon HomeStreet or the Combined Company or result in the violation of any restriction imposed by any court or governmental or regulatory body having jurisdiction over HomeStreet or the Combined Company.

Our opinions herein are limited to the corporate laws of the State of Washington.

Based upon and subject to the foregoing, we are of opinion that the Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding shares of the capital stock of Mechanics Bank in accordance with the terms of the Merger Agreement and as contemplated by the Registration Statement and the Proxy Statement/Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Proxy Statement/Prospectus included in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP